SECRETARY’S CERTIFICATE

The undersigned certifies that he is the duly elected Secretary of TS&W / Claymore Tax Advantaged Balanced Fund (the “Trust”) and that the resolutions set forth below approving the fidelity bond providing coverage for the Trust were adopted by the Board of Trustees of the Trust on July 26, 2007, and such resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

RESOLVED, that the investment company blanked bond with ICI Mutual Insurance Company (the “Fidelity Bond”), with an aggregate limit of liability of $750,000, and an annualized premium of $3,000, and providing coverage for the period from April 27, 2007 to March 31, 2008, be, and it hereby is, adopted and approved in the form attached hereto as Exhibit A; and further

RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Trust is hereby designated as the officer of the Trust who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 27th day of July, 2007.

/s/ Matthew J. Patterson
Secretary